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                                                                     Exhibit (p)
                             Eaton Vance Management
                            The Eaton Vance Building
                                255 State Street
                           Boston, Massachusetts 02109
                            Telephone: (617) 482-8260
                            Telecopy: (617) 338-8054



                                                April 15, 2004

Eaton Vance Tax-Advantaged Global Dividend Opportunities Fund
The Eaton Vance Building
255 State Street
Boston, Massachusetts  02109

Ladies and Gentlemen:

     With respect to our purchase from you, at the purchase price of $100,000 of 5,000 shares of beneficial interest, net asset value of $20.00 per share ("Initial Shares") in Eaton Vance Tax-Advantaged Global Dividend Opportunities Fund, we hereby advise you that we are purchasing such Initial Shares for investment purposes without any present intention of redeeming or reselling.

                                Very truly yours,

                                EATON VANCE MANAGEMENT


                                By:     /s/ William M. Steul
                                        -----------------------------------
                                        William M. Steul
                                        Treasurer and Vice President


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